Exhibit 10.3

FIRST AMENDMENT

TO

AAR CORP. SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN

(As Amended and Restated Effective July 10, 2017)

WHEREAS, AAR CORP., a Delaware corporation (the “Company”), maintains the AAR CORP. Supplemental Key Employee Retirement Plan, as Amended and Restated Effective July 10, 2017 (the “Plan”); and

WHEREAS, pursuant to Section 7.1 of the Plan, the Company has reserved the right to amend the Plan and now deems it appropriate to do so; and

WHEREAS, the Compensation Committee, at its meeting on January 15, 2019, approved the amendment described below;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2019, as follows:

1.                                      By amending Section 1.43 to replace the reference to “defined terms” with “capitalized terms.”

2.                                      By amending Section 4.5(a) to read as follows:

(a)                                 The Compensation Committee of the Board may at any time, in its discretion, designate any Participant to receive an Additional Supplemental Company Contribution, which the Compensation Committee may authorize from time to time for a particular Plan Year. The amount of any Additional Supplemental Company Contribution that is to be made for a particular Plan Year shall be determined by the Compensation Committee in its sole discretion based on the following percentages of a Participant’s base salary and bonus:

Participant	Contribution

President and Chief Executive Officer	Up to 12%

Other Executive Officers and Key Employees designated from time to time by the Compensation Committee	Up to 10%

3.                                      By amending Section 4.5(c) to read as follows:

(c)                                  A Participant shall vest in his Additional Supplemental Company Account as follows:

(i)                                     Subject to (c)(ii) below, a Participant shall vest in his Additional Supplemental Company Account according to the vesting schedule described in (A) — (C) below that results in the greatest amount of vested Account balance:

(A)                             The Participant shall vest in 100% of the balance of his Additional Supplemental Company Account upon the earlier of (I) the date the Participant attains age 65 or (II) the date the Participant’s age (measured in full years) plus Years of Vested Service equals 75.

(B)                               The Participant shall vest in 75% of the balance of his Additional Supplemental Company Account upon the date the Participant’s age (measured in full years) plus Years of Vested Service equals 70.

(C)                               The Participant shall vest in 50% of the balance of his Additional Supplemental Company Account upon the earlier of (I) the date the Participant has 20 Years of Vested Service or (II) the date the Participant’s age (measured in full years) plus Years of Vested Service equals 65.

(ii)                                  Notwithstanding the provisions of (c)(i) above, on a Change in Control, any unvested portion of the Additional Supplemental Company Account of each Participant who is actively employed by the Company or an Affiliated Company on the date of such Change in Control shall become fully vested and nonforfeitable on such Change in Control.

Any unvested portion of the Participant’s Additional Supplemental Company Account shall be forfeited upon the Participant’s termination of employment with the Company and its Affiliated Companies.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf by its duly authorized officer on this 15th day of March, 2019.

AAR CORP.

By:	/s/ John M. Holmes
John M. Holmes
President and Chief Executive Officer